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                                                                    Exhibit 10.1

                                PROMISSORY NOTE

$125,000.00                                     Concord, MA
                                                May 2, 2000

FOR VALUE RECEIVED, the undersigned, Donald L. Pettini ("Borrower") promises to pay to MotherNature.com, Inc. ("Lender") OR ORDER, at One Concord Farms, 490 Virginia Road, Concord, Massachusetts 01742 or such other place as may be designated in writing by the holder, the principal sum of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00), together with interest thereon at two percent (2%) above the prime rate of interest as stated in The Wall Street Journal per annum. Principal and interest shall be payable on May 2, 2003; provided, however, that in consideration for services rendered to Lender, commencing as of January 1, 2001 and continuing on the same day of each month thereafter through and including May 2, 2003, the amount due hereunder shall be forgiven in equal monthly installments. This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be applied first to interest, then to principal, in the order of maturity. The undersigned agrees to pay all costs and expenses, including all reasonable attorneys' fees, for the collection of this Note upon default. Each maker, surety, guarantor and endorser of this Note waives presentment, notice and protest, all suretyship defenses and agrees to all extensions, renewals or releases, discharge or exchange of any other party or collateral without notice. This Note shall be binding upon the undersigned and his heirs, administrators, executors, successors and assigns.

WITNESS, the execution hereof this 2nd day of May, 2000 as an instrument under seal.

MAKER:

/s/ DONALD L. PETTINI
--------------------------------
Donald L. Pettini

Executed in the presence of:

/s/ JAYME L. FABERMAN
--------------------------------
Jayme L. Faberman, Witness